                                                                    EXHIBIT 12.1


MEDAPHIS CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                                 ------------------------------
                                                    1993    1994    1995      1996       1997
                                                   -----    -----   ----      ----       ----

Loss before income
taxes, extraordinary item and
cumulative effect of accounting change             12,828  38,912  (1,579)  (211,426)  (110,002)
                                                   --------------------------------------------



FIXED CHARGES:

Interest expense                                    6,202   5,591   9,761     11,585     23,260
Capitalized interest                                    -       -   2,359      4,092          -
Rent                                                3,138   4,221   7,467      8,533      8,367
                                                    -------------------------------------------
Total fixed charges                                 9,340   9,812  19,587     24,210     31,627
                                                    -------------------------------------------

Earnings (loss) before income taxes,
extraordinary item, cumulative effect
of accounting change and fixed charges             --------------------------------------------
(not including capitalized interest)               22,168  48,724  15,649   (191,308)   (78,375)
                                                   ============================================

                                                   --------------------------------------------
RATIO OF EARNINGS TO FIXED CHARGES                   2.37    4.97    0.80(1)   (7.90)(1)  (2.48)(1)
                                                   ============================================




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(1)  Earnings did not cover fixed charges by $3.9 million, $215.5 million and
     $110.0 million in 1995, 1996 and 1997, respectively.